IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN
SOUTHERN DIVISION

UNITED STATES OF AMERICA	)
)
Plaintiff,	)	CIVIL ACTION NO. 13-15180
)
v.	)	JUDGE ARTHUR J. TARNOW
	)	MAG. JUDGE MARK A. RANDON
ALLY FINANCIAL INC. and	)
ALLY BANK,	)
)
Defendants.	)
)

CONSENT ORDER

I.     INTRODUCTION
This Consent Order is submitted jointly by the parties for the approval of and entry by the Court. The Consent Order resolves the claims of the United States, based on coordinated investigations by the Consumer Financial Protection Bureau (“CFPB”) and the United States through the Civil Rights Division of the Department of Justice (“DOJ”), that Ally Financial Inc. and Ally Bank (collectively, “Ally”) engaged in a pattern or practice of conduct in violation of the Equal Credit Opportunity Act (ECOA), 15 U.S.C. §§ 1691-1691f, by discriminating on the basis of race and national origin in the extension of credit.
There has been no factual finding or adjudication with respect to any matter alleged by the United States. The parties have entered into this Consent Order to avoid the risks, expense, and burdens of litigation and to resolve voluntarily the claims in the United States’ Complaint of Ally’s alleged violation of the ECOA.

II.     BACKGROUND
Ally is one of the largest automobile lenders in the United States. In 2012, it was the leading funder of automobile loans through franchised dealers in the United States among lenders not owned by an automobile manufacturer. Since April 2011, Ally has funded nearly three million loans through over 12,000 automobile dealers nationwide. Ally Bank is also one of the nation’s twenty-five largest banks, with more than $90 billion in assets.
The CFPB conducted an examination of Ally for compliance with ECOA and its implementing regulation, Regulation B. On November 7, 2013, the CFPB referred Ally to the United States Attorney General pursuant to Section 706(g) of the ECOA and the December 6, 2012 Memorandum of Understanding between the CFPB and the DOJ based on the CFPB’s finding that it had reason to believe Defendants have engaged in a pattern or practice of lending discrimination in violation of the Section 701(a) of the ECOA. On November 13, 2013, the DOJ initiated an investigation under the ECOA of Ally’s pricing of automobile loans in coordination with the CFPB’s investigation.
In its Complaint, the United States alleges that between April 1, 2011 and the present, Ally engaged in a pattern or practice of discrimination on the basis of race and national origin in violation of the ECOA based on the interest rate “dealer markup”—the difference between Ally’s buy rate and the contract rate—paid by African-American, Hispanic, and Asian/Pacific Islander borrowers who received automobile loans funded by Ally.
Ally neither admits nor denies the allegations and claims of a pattern or practice of discrimination in violation of the ECOA as set forth in the United States’ Complaint. Under the provisions of this Consent Order, Ally agrees to implement policies and procedures designed to ensure that the dealer markup on automobile retail installment contracts is negotiated in a nondiscriminatory manner consistent with the ECOA and the Compliance Plan. In addition, Ally will compensate certain African-American, Hispanic, and Asian/Pacific Islander borrowers.

III.     ALLY’S STATEMENT
Ally asserts that throughout the Relevant Time Period, Ally has treated all of its customers fairly and without regard to race or national origin. Ally enters this settlement for the purpose of avoiding contested litigation with the Department of Justice and to instead devote its resources to serving its customers. Ally is an indirect auto finance company that purchases retail installment contracts from dealers. Customers negotiate their Annual Percentage Rate and other finance terms with dealers in a system where the dealer decides which finance company or bank will buy the dealers’ retail installment contracts. Most dealers regularly assign contracts to several different finance companies or banks. In competing for a dealer’s business, Ally quotes a “buy rate” to the dealer as a measure of the price it will pay to buy the contract. Ally is not a party to the negotiations that take place between independent motor vehicle dealers and their customers.
Ally contends that a calculation of disparities needs to compare similarly-situated customers and include relevant explanatory factors such as creditworthiness, differences in essential transactional details such as new/used vehicle, and the selling dealer. The alleged policy by Ally is common in the industry and has been for decades.
Ally has not been informed that the United States contends that Ally or any of its employees engaged in any intentional discrimination or disparate treatment of minorities.

IV.     DEFINITIONS
For purposes of this Consent Order, the following definitions shall apply:
a.“Board” shall mean collectively the duly elected and acting Board of Directors for each of Ally Financial Inc. and Ally Bank.
b.“Defendants” shall mean Ally Financial Inc. and Ally Bank (collectively, “Ally”), and any direct or indirect subsidiaries and affiliates and their successors and assigns.
c.“Effective Date” shall mean the date on which this Consent Order is approved and entered by the Court.
d.“Executive Officers” shall mean collectively the senior management of each of Ally Financial Inc. and Ally Bank, including but not limited to their Chief Executive Officer(s), Treasurer(s), President(s), Vice President(s), Chief Operating Officer(s), Chief Financial Officer(s), Chief Compliance Officer(s), and President(s) for Auto Finance.
e.“Relevant Time Period” shall mean the period from April 1, 2011 through December 31, 2013.
f.“Related Consumer Action” shall mean a private action by or on behalf of one or more consumers or any enforcement action by another governmental entity brought against either Defendant with respect to the Relevant Time Period based on substantially the same facts set forth in the Complaint.
g.“Settlement Date” shall be the date on which this Consent Order is submitted to the Court, except that no deadline calculated based on the Settlement Date shall fall less than five (5) days after the Effective Date.

V.    INJUNCTIVE RELIEF
1.Consistent with this Consent Order, Defendants are enjoined from engaging in any act or practice that discriminates on the basis of race or national origin in any aspect of the pricing of automobile loans in violation of the ECOA, 15 U.S.C. § 1691(a)(1), and Regulation B, 12 C.F.R. pt. 1002.
A.Compliance Plan with Compliance Committee
2.The Board shall establish a Compliance Committee of at least three directors, no more than one of whom may be an officer or employee of either Defendant or any of its affiliates. Within twenty (20) days of the Settlement Date, the Board shall provide in writing to the CFPB and the DOJ the name of each member of the Compliance Committee. In the event of any change of membership, the Board shall submit the name of any new member in writing to the CFPB and the DOJ.
3.Until the termination of this Consent Order, the Compliance Committee shall be responsible for monitoring and coordinating each Defendant’s adherence to the provisions of this Consent Order. The Compliance Committee shall meet at least every other month, and shall maintain minutes of its meetings.
4.Within sixty (60) days of the Settlement Date, the Compliance Committee shall submit a Compliance Plan to the CFPB and the DOJ for review and determination of non- objection that details the actions Defendants plan to take or have already taken to comply with this Consent Order; the results and status of those actions, if any; and a compliance program that shall go into effect within thirty (30) days after non-objection by the CFPB and the DOJ to the Compliance Plan and remain in effect until the termination of the Consent Order, except as provided in paragraph 8 of this Consent Order. The Compliance Plan shall, at a minimum, include:

a.A dealer compensation policy that limits the maximum rate spread between Ally’s buy rate and the contract rate of the retail installment contract to an amount no more than Ally’s limits in effect throughout the Relevant Time Period;
b.Regular notices to all dealers explaining the ECOA, stating Defendants’ expectations with respect to ECOA compliance, and articulating the dealer’s obligation to price retail installment contracts in a non-discriminatory manner, including in exercising discretion to set a consumer’s contract rate when such discretion is permitted;
c.Quarterly analysis of dealer-specific retail installment contract pricing data for disparities on a prohibited basis resulting from Defendants’ dealer compensation policy;
d.Quarterly and annual analysis of portfolio-wide retail installment contract pricing data for disparities on a prohibited basis resulting from Defendants’ dealer compensation policy that reflects the same methods and controls the CFPB and the DOJ applied in their analyses described in Paragraphs 30, 32, and 34 of the Complaint, unless the CFPB and the DOJ approve the use of additional controls or methodological changes proposed by Defendants;
e.Appropriate corrective action with respect to dealers, who are identified in the quarterly analysis of dealer-specific retail installment contract pricing data for disparities on a prohibited basis, or otherwise identified, culminating in the restriction or elimination of dealers’ ability to exercise discretion in setting a consumer’s contract rate or exclusion of dealers from future transactions with Ally; and remuneration of affected consumers, within sixty (60) days of analysis that identifies statistically significant disparities in dealer markup on a prohibited basis within an individual dealer’s transactions with Defendants;
f.For each of African-Americans, Hispanics, and Asians/Pacific Islanders, remuneration of affected consumers by March 1 of each calendar year until the termination of this Consent Order, if portfolio-wide analysis described in paragraph 4d for the preceding calendar year identifies statistically significant dealer markup disparities for that group at or above the agreed upon target. Defendants shall remunerate affected consumers using the same methodology the CFPB and the DOJ used to calculate the damages for the Relevant Time Period set forth in paragraph 14; and
g.Specific timeframes and deadlines for implementation of the steps described above.
5.The CFPB and the DOJ shall make a determination of non-objection to the Compliance Plan or direct Defendants to revise it. In the event that the CFPB and the DOJ direct Defendants to revise the Compliance Plan, Defendants shall make the revisions and resubmit the Compliance Plan to the CFPB and the DOJ within thirty (30) days. If the DOJ and Defendants are unable to come to an agreement regarding such objections, either party may bring the dispute to the Court for resolution.
6.Upon notification that the CFPB and the DOJ have made a determination of non- objection to the Compliance Plan, Defendants shall implement and adhere to the steps, recommendations, deadlines, and timeframes set forth in the Compliance Plan.
7.To the extent Defendants seek to materially change their Compliance Plan after its initial implementation, Defendants shall submit to the CFPB and the DOJ for review and determination of non-objection a description of the change to the Compliance Plan. Upon notification, the CFPB and the DOJ shall make a determination of non-objection to the change or direct Defendants to revise it. In the event that the CFPB and the DOJ direct Defendants to revise the change, Defendants shall make the revisions and resubmit the change to the CFPB and the DOJ within thirty (30) days.
8.At any time during the pendency of this Consent Order, Defendants may submit a Non-discretionary Dealer Compensation Plan to the CFPB and the DOJ for review and determination of non-objection.

a.The Non-discretionary Dealer Compensation Plan shall set forth a proposed non- discretionary dealer compensation structure that includes an appropriate compliance management system that ensures compliance with the ECOA and shall be implemented within ninety (90) days after non-objection by the CFPB and the DOJ to the Non-discretionary Dealer Compensation Plan and remain in effect until the termination of this Consent Order.
b.The CFPB and the DOJ shall make a determination of non-objection to the Non- discretionary Dealer Compensation Plan or direct Defendants to revise it. In the event that the CFPB and the DOJ direct Defendants to revise the Non-discretionary Dealer Compensation Plan, Defendants shall make the revisions and resubmit the Non-discretionary Dealer Compensation Plan to the CFPB and the DOJ within thirty (30) days.
c.Upon notification that the CFPB and the DOJ have made a determination of non- objection to the Non-discretionary Dealer Compensation Plan, Defendants shall implement and adhere to the steps, recommendations, deadlines, and timeframes set forth in the Non- discretionary Dealer Compensation Plan.
d.To the extent Defendants seek to subsequently change their Non-discretionary Dealer Compensation Plan after its initial implementation, Defendants shall submit to the CFPB and the DOJ for review and determination of non-objection a description of the change. Upon notification, the CFPB and the DOJ shall make a determination of non-objection to the change or direct Defendants to revise it. In the event that the CFPB and the DOJ direct Defendants to revise the change, Defendants shall make the revisions and resubmit the change to the CFPB and the DOJ within thirty (30) days. Defendants may request the CFPB and the DOJ to conduct an expedited review of any proposed changes when required by circumstances related to the non- discretionary dealer compensation structure. The CFPB and the DOJ shall conduct an expedited review of the change as soon as practicable and make a determination of non-objection to the change or direct Defendants to revise it.

e.Upon implementation of the Non-discretionary Dealer Compensation Plan, Defendants may terminate those elements of the Compliance Plan that were required by paragraphs 4a and 4c-4g of this Consent Order.
9.Six (6) months after the Settlement Date and every six (6) months thereafter until the termination of this Consent Order, Defendants, including at a minimum members of the Compliance Committee described in paragraph 2 of this Consent Order, and the CFPB, and the DOJ shall meet and confer (including in person or telephonically) to discuss the Compliance Plan, results achieved by the Compliance Plan and any modifications to the Compliance Plan that may be warranted, based on the Plan’s results, changes in the indirect automobile lending industry, or any other reason. Defendants may request confidential treatment of any records of such communications pursuant to 28 C.F.R. pt. 16.
B.    Reporting Requirements
10.Within forty-five (45) days of the end of the second calendar quarter after the Settlement Date, and within forty-five (45) days of the end of each quarter thereafter until the termination of this Consent Order, Defendants shall submit to the CFPB and the DOJ a true and accurate written Compliance Progress Report, which has been approved by each Board, and which shall at a minimum:
a.Separately list each action required by the Compliance Plan pursuant to paragraph 4 and this Consent Order;
b.Describe the status of each action taken or to be taken to comply with the Compliance Plan pursuant to paragraph 4, as well as each action taken or to be taken to comply with the other provisions of this Consent Order; and
c.Summarize and provide supporting data of the activities set forth in paragraphs
4c-4f, including the just-completed quarter’s (and year’s, if applicable) portfolio-wide analysis required by paragraph 4d.

11.Until the termination of this Consent Order, Defendants shall notify the CFPB and the DOJ of any change in Defendants that may affect compliance obligations arising under this Consent Order, prior to such change, including but not limited to, a dissolution, assignment, sale, merger, or other action that would result in the emergence of a successor company; the creation or dissolution of a subsidiary, parent, or affiliate that engages in any acts or practices subject to this Consent Order; the proposed proceedings or filings related to bankruptcy or insolvency by or against either Defendant; or a change in Defendant Ally Financial Inc.’s or Defendant Ally Bank’s name or main address.
C.    Role of the Board
12.The Board shall review all submissions (including plans, reports, programs, policies, and procedures) specifically required by this Consent Order prior to submission to the CFPB and the DOJ.
13.Although this Consent Order requires Defendants to submit certain documents for review or non-objection by the CFPB and the DOJ, the Board shall have the ultimate responsibility for proper and sound oversight of Defendants and for ensuring that Defendants comply with federal consumer financial law, including the ECOA, and this Consent Order. In each instance in this Consent Order in which the Board is required to ensure adherence to, or undertake to perform, certain obligations of Defendants, the Board shall:
a.Authorize and adopt such actions on behalf of Defendants as may be necessary for Defendants to perform its obligations and undertakings under the terms of this Consent Order;
b.Require the timely reporting by Defendants’ management of such actions directed by Defendants’ management to be taken under the terms of this Consent Order; and
c.Require corrective action be taken in a timely and appropriate manner in the case of any material non-compliance with such actions.

VI.     MONETARY PROVISIONS
A.    Settlement Fund
14.Within thirty (30) days of the Settlement Date, Defendants shall deposit into an interest-bearing escrow account eighty million dollars ($80,000,000.00), which represents the amount of total consumer monetary and other damages caused by the practices described in the Complaint during the Relevant Time Period. This will constitute the Settlement Fund. Defendants shall provide written verification of the deposit to the CFPB and the DOJ within five (5) days of depositing the funds described in this paragraph. Any interest that accrues will become part of the Settlement Fund and will be utilized and disposed of as set forth herein. Any taxes, costs, or other fees incurred by the Settlement Fund shall be paid by Defendants.
15.Within sixty (60) days of the Settlement Date, Defendants shall enter into a contract retaining an Independent Settlement Administrator (“Administrator”) to conduct the activities set forth in paragraphs 17 through 25. The selection of the Administrator and the terms of the Administrator’s contract related to the Administrator’s duties pursuant to this Consent Order shall be subject to the non-objection of the CFPB and the DOJ. Defendants shall bear all costs and expenses of the Administrator. Defendants’ contract with the Administrator shall require the Administrator to comply with the provisions of this Consent Order as applicable to the Administrator. The Administrator’s contract shall require the Administrator to work cooperatively with Defendants and the CFPB and the DOJ in the conduct of its activities, including reporting regularly to and providing all reasonably requested information to the CFPB and the DOJ. The Administrator’s contract shall require the Administrator to comply with all confidentiality and privacy restrictions applicable to the party who supplied the information and data to the Administrator.
16.In the event that the CFPB or the DOJ have reason to believe that the Administrator is not materially complying with the terms of its contract with Defendants,

Defendants shall present for review and determination of non-objection a course of action to effectuate the Administrator’s material compliance with its contract with Defendants. The CFPB and the DOJ shall make a determination of non-objection to the course of action or direct Defendants to revise it. In the event that the CFPB and the DOJ direct revisions, Defendants shall make the revisions and resubmit the course of action to the CFPB and the DOJ within thirty (30) days. Upon notification that the CFPB and the DOJ have made a determination of non- objection, Defendants shall implement the course of action. In the event that the DOJ and Defendants are unable to agree upon the terms of a contract or a course of action to effect the
Administrator’s material compliance with its contract with Defendants, the parties may present the matter to the Court. The Court shall determine whether the contract is sufficient to require the Administrator’s full compliance with the provisions of the Order as applicable to the Administrator, or that the Administrator is materially complying with the terms of its contract with Defendants, and it shall direct Defendants to remedy promptly any deficiencies it finds.
17.The Administrator’s contract shall require the Administrator, as part of its operations, to establish cost-free means for affected consumers to contact it, including an email address, a website, a toll-free telephone number, and means for persons with disabilities to communicate effectively, including TTY. The Administrator’s contract shall require the Administrator to make all reasonable efforts to provide effective translation services to affected consumers, including but not limited to providing live English and foreign language-speaking operators to speak to affected consumers who call the toll-free telephone number and request a live operator, and providing foreign language interpretations and translations for communications with affected consumers.
18.The CFPB and the DOJ shall request from Defendants information and data the CFPB and the DOJ reasonably believe will assist in identifying affected consumers and determining any monetary and other damages, including but not limited to a database of all retail installment contracts booked by Defendants during the Relevant Time Period and all data variables the CFPB obtained during its examination. Within ninety (90) days of the Settlement Date, Defendants shall supply the requested information and data.
19.The CFPB and the DOJ shall jointly provide to the Administrator and Defendants a list of retail installment contracts with consumers that the CFPB and the DOJ have determined are eligible to receive monetary relief pursuant to this Consent Order after receipt of all the information and data they requested pursuant to paragraph 18. The total amount of the Settlement Fund shall not be altered based on the number of listed retail installment contracts.
20.Within thirty (30) days after the date the CFPB and the DOJ provide the list of retail installment contracts referenced in paragraph 19, Defendants will provide to the CFPB, the DOJ, and the Administrator the name, most recent mailing address in its servicing records, Social Security number, and other information as requested for the primary borrower and each co-borrower (if any) on each listed retail installment contract (“Identified Borrower”). Such information and data shall be used by the CFPB, the DOJ, and the Administrator only for the law enforcement purposes of implementing the Consent Order. The total amount of the Settlement Fund shall not be altered based on the number of Identified Borrowers.
21.After receipt of all the information required to be provided by paragraph 20, the CFPB and the DOJ shall provide Defendants and the Administrator with the initial estimate of the amount each Identified Borrower will receive from the Settlement Fund. No individual, agency, or entity may request that the Court, the CFPB, the DOJ, Defendants, or the Administrator review the selection of Identified Borrowers or the amount to be received. The total amount of the Settlement Fund shall not be altered based on the amounts that Identified Borrowers receive.
22.The Administrator’s contract shall require the Administrator to adopt effective methods, as requested by the CFPB and the DOJ, to confirm the identities and eligibility of

Identified Borrowers and provide to the CFPB and the DOJ a list of Identified Borrowers whose identities and eligibility have been confirmed (“Confirmed Borrower”) within 270 days from the date the CFPB and the DOJ provide the information described in paragraph 21.
23.Within sixty (60) days after the date the Administrator provides to the CFPB and the DOJ the list of Confirmed Borrowers, the CFPB and the DOJ shall provide to the Administrator a list containing the final payment amount for each Confirmed Borrower. The total amount of the Settlement Fund shall not be altered based on the number of Confirmed Borrowers or the amounts they receive. No individual, agency, or entity may request that the Court, the CFPB, the DOJ, Defendants, or the Administrator review the final payment amounts.
24.The Administrator’s contract shall require the Administrator to deliver payment to each Confirmed Borrower in the amount determined by the CFPB and the DOJ as described in paragraph 23 within forty-five (45) days. The Administrator’s contract shall also require the Administrator to skip trace and redeliver any payment that is returned to the Administrator as undeliverable, or not deposited within six (6) months.
25.The Administrator’s contract shall require the Administrator to maintain the cost- free means for consumers to contact it described in paragraph 17 and finalize distribution of the final payments described in paragraphs 23 and 24 within twelve (12) months from the date the CFPB and the DOJ provide the list of final payment amounts to the Administrator in accordance with paragraph 23. Confirmed Borrowers shall have until that date to request reissuance of payments that have not been deposited.
26.The details regarding administration of the Settlement Fund set forth in paragraphs 15 through 25 can be modified by agreement of the CFPB, the DOJ, and Defendants and without further Court approval. Payments from the Settlement Fund to Confirmed Borrowers collectively shall not exceed the amount of the Settlement Fund, including accrued interest.

27.Defendants will not be entitled to a set-off, or any other reduction, of the amount of final payments to Confirmed Borrowers because of any debts owed by the Confirmed Borrowers. Defendants also will not refuse to make a payment based on a release of legal claims or account modification previously signed by any Confirmed Borrowers.
28.In the event that the amount of redress provided to Confirmed Borrowers after the Administrator completes distribution of funds is less than the amount of the Settlement Fund (including accrued interest), Defendants are ordered to transfer all remaining money in the Settlement Fund to the CFPB, in the form of a wire transfer to the CFPB or to such agent as the CFPB may direct, and in accordance with wiring instructions to be provided by counsel for the CFPB. Defendants shall make this payment within thirty (30) days of when the Administrator finalizes distribution of the final payments described in paragraphs 23 and 24, or twelve (12) months from the date the CFPB and the DOJ provide the list of final payment amounts to the Administrator in accordance with paragraph 23, whichever is earlier.
29.If the CFPB and the DOJ determine, in their sole discretion, that additional redress to affected consumers is wholly or partially impracticable, otherwise inappropriate, or if funds remain after the additional redress is completed, the CFPB and the DOJ may apply any remaining funds for such other equitable relief, including consumer information remedies, determined to be reasonably related to the conduct and violations alleged in the Complaint. Any funds not used for such equitable relief shall be deposited in the U.S. Treasury as disgorgement. Defendants shall have no right to challenge any actions that the CFPB, the DOJ, or their representatives may take under this paragraph.
B.    Additional Monetary Provisions
30.In the event of any default on Defendants’ obligation to make payment under this Section, interest, computed pursuant to 28 U.S.C. § 1961, as amended, shall accrue on any outstanding amounts not paid from the date of default to the date of payment, and shall immediately become due and payable.
31.Defendants shall relinquish all dominion, control, and title to the funds paid pursuant to this Consent Order to the fullest extent permitted by law. Defendants shall make no claim to or demand for return of the funds, directly or indirectly, through counsel or otherwise.
32.Within thirty (30) days of the entry of a final judgment, consent order, or settlement in a Related Consumer Action, Defendants shall notify the CFPB and the DOJ of the final judgment, consent order, or settlement in writing. That notification shall indicate the amount of redress, if any, that Defendants paid or are required to pay to consumers and should describe the consumers or classes of consumers to whom that redress has been or will be paid.
VII.     ADMINISTRATIVE PROVISIONS

A.	Order Distribution and Acknowledgement
33.Within thirty (30) days of the Settlement Date, each Defendant shall deliver a copy of this Consent Order to each of its Board members and Executive Officers.
34.Until the termination of this Consent Order, each Defendant shall deliver a copy of this Consent Order to any future Board Members and Executive Officers within thirty (30) days that an individual becomes a Board Member or Executive Officer, respectively.
35.Defendants shall secure a signed and dated statement acknowledging receipt of a copy of this Consent Order, with any electronic signatures complying with the requirements of the E-Sign Act, 15 U.S.C. § 7001 et seq., within thirty (30) days of delivery, from all persons receiving a copy of this Consent Order pursuant to this Subsection.

B.	Recordkeeping
36.Defendants shall create or retain the following business records:

a.All documents and records necessary to demonstrate full compliance with each provision of this Consent Order, including but not limited to, reports submitted to the CFPB and the DOJ, analyses and all information related to the analyses conducted pursuant to paragraph 4, and all documents and records pertaining to redress, as set forth in Section VI above;
b.For Defendants’ consumer automobile lending business lines, accounting records showing the gross and net revenues generated by Defendants, and all relevant affiliates; and
c.All consumer complaints related to Ally’s retail installment contracts alleging discrimination (whether received directly or indirectly, such as through a third party), and any responses to those complaints or requests.
37.All business records created or retained pursuant to this Section shall be retained at least until the termination of this Consent Order, and shall be made available upon the CFPB’s or the DOJ’s request to CFPB representatives or DOJ representatives, respectively, within thirty (30) days of a request.

C.	Notices
38. Unless otherwise directed in writing by a CFPB or DOJ representative, all submissions, requests, communications, consents, or other documents relating to this Consent Order shall be in writing and shall be sent by overnight courier (not the U.S. Postal Service), as follows:

To the CFPB:

Steve Kaplan
Regional Director, CFPB Northeast Region
Consumer Financial Protection Bureau
140 East 45th Street, 4th Floor
New York, NY 10017
The subject line shall begin: In re Ally, dated December 19, 2013

To the DOJ:
Chief
Housing and Civil Enforcement Section
Civil Rights Division,
U.S. Department of Justice,
1800 G Street NW, Suite 7002
Washington, DC 20006
Attn: DJ 188-37-28

To Defendants:

William B. Solomon, Jr.
General Counsel
Ally Financial Inc.
M/C 482-B09-B11
200 Renaissance Center
Detroit, MI 48265-2000

Hu Benton
General Counsel
Ally Bank
6985 Union Park Center
Midvale, UT 84047

D.	Compliance and Extensions of Time
39.Any time limits for performance fixed by this Consent Order may be extended by mutual written agreement of the CFPB, the DOJ, and Defendants. Except as provided by paragraph 26, other modifications to this Consent Order may be made only upon approval of the Court, upon motion by either party. The CFPB, the DOJ, and Defendants recognize that there may be changes in relevant and material factual circumstances during the duration of this Consent Order which may impact the accomplishment of its goals. The parties agree to work cooperatively to discuss and negotiate in good faith regarding any proposed modifications to this Consent Order resulting therefrom.

E.	Other Provisions
40.Except as set forth in paragraph 41, the provisions of this Consent Order shall not bar, estop, or otherwise prevent the CFPB or the DOJ, or any other federal or state agency or department, from taking any other action against Defendants. Defendants expressly reserve all rights and defenses against any other public or private plaintiff other than the CFPB and the DOJ.
41.The DOJ releases and discharges Defendants, and all affiliates, directors, officers, agents, servants, and employees of Defendants, from all potential liability for all ECOA claims of the United States Attorney General for discriminating on the basis of race or national origin that have been or might have been asserted by the United States Attorney General based on the practices described in the Complaint, to the extent such practices occurred prior to the Effective Date, and are known to the DOJ as of the Effective Date. Notwithstanding the foregoing, the practices alleged in the Complaint may be utilized by the DOJ in future enforcement actions against Defendants and their affiliates, including without limitation, to establish a pattern or practice of violations or the continuation of a pattern or practice of violations. This release shall not preclude or affect any right of the DOJ to determine and ensure compliance with the terms and provisions of this Consent Order, or to seek penalties for any violations thereof.
42.This Consent Order shall terminate ninety (90) days after Defendants have conducted two (2) years of annual portfolio-wide analysis and provided any associated consumer remuneration pursuant to paragraphs 4e and 4f, unless Defendants’ second annual portfolio-wide analysis conducted pursuant to paragraph 4d yields statistically significant dealer markup disparities based on race or national origin at or above the agreed upon target for

African- Americans, Hispanics, or Asians/Pacific Islanders, in which case the Consent Order shall terminate ninety (90) days after Defendants have conducted three (3) years of annual portfolio- wide analysis and provided any associated consumer remuneration pursuant to paragraphs 4e and 4f. This Consent Order shall remain effective and enforceable until such time. The DOJ will not pursue any potential violations of the ECOA against Defendants for conduct undertaken pursuant to this Consent Order during the period of this Consent Order.
43.Calculation of time limitations shall run from the Settlement Date and shall be based on calendar days, unless otherwise noted.
44.The DOJ and Defendants agree that, as of the Effective Date, litigation is not “reasonably foreseeable” concerning the matters described above. To the extent that the DOJ or Defendants previously implemented a litigation hold to preserve documents, electronically stored information, or things related to the matters described above, it is no longer required to maintain such litigation hold. Nothing in this paragraph relieves the DOJ or Defendants of any other obligations imposed by this Consent Order.
45.In the event Defendants seek to transfer or assign all or part of their operations, and the successor or assign intends on carrying on the same or similar use, as a condition of sale, Defendants shall obtain the written accession of the successor or assign to any obligations remaining under this Consent Order for its remaining term with respect to the specific operations transferred or assigned. For purposes of this paragraph, the requirements relating to the transfer or assignment of “operations” do not include the transfer or assignment of portions of Defendants’ portfolio of retail installment contracts to an independent third party entity.
46.The provisions of this Consent Order shall be enforceable by the DOJ. In the event that any disputes arise about the interpretation of or compliance with the terms of this Consent Order, the CFPB, the DOJ, and Defendants shall endeavor in good faith to resolve any such dispute between themselves before bringing it to the Court for resolution. The CFPB and the DOJ agree that if they reasonably believe that Defendants have materially violated any provision of this Consent Order, they will provide Defendants written notice thereof and give them thirty (30) days to resolve the alleged violation before presenting the matter to the Court. In the event of either a failure by either Defendant to perform in a timely manner any act required by this Consent Order or an act by either Defendant in violation of any provision hereof, the DOJ may move the Court to impose any remedy authorized by law or equity.
47.Nothing in this Consent Order shall be construed as allowing Defendants, their Board, Executive Officers, or employees to violate any law, rule, or regulation.
48.This Consent Order is enforceable only by the parties. No person or entity is intended to be a third party beneficiary of the provisions of this Consent Order for purposes of any civil, criminal, or administrative action, and accordingly, no person or entity may assert a claim or right as a beneficiary or protected class under this Consent Order.
49.Each party to this Consent Order shall bear its own costs and attorney’s fees associated with this litigation.
50.To the extent that a specific action by Defendants is required both by this Consent Order and the Consent Order issued by the CFPB in the administrative adjudication styled In the Matter of Ally Financial Inc. and Ally Bank, entered on or about December 20, 2013, action by Defendants that satisfies a requirement under any such administrative adjudication will satisfy that same requirement under this Consent Order.

51.The Court shall retain jurisdiction for the duration of this Consent Order to enforce its terms, after which time the case shall be dismissed with prejudice.
SO ORDERED, this 23rd day of December, 2013.

s/Arthur J. Tarnow
UNITED STATES DISTRICT JUDGE

The undersigned hereby apply for and consent to the entry of the Order:

For the United States:
ERIC HOLDER
Attorney General

BARBARA L. McQUADE	JOCELYN SAMUELS
United States Attorney	Acting Assistant Attorney General
Eastern District of Michigan	Civil Rights Division

s/ Judith E. Levy	s/Steven H. Rosenbaum
JUDITH E. LEVY	STEVEN H. ROSENBAUM
Assistant United States Attorney	Chief
Chief, Civil Rights Unit
Eastern District of Michigan
211 West Fort Street, Ste. 2001	s/Coty R. Montag
Detroit, Michigan 48226	COTY R. MONTAG
Tel.: (313) 226-9727	Deputy Chief
Fax: (313) 226-3271
Judith.Levy@usdoj.gov	s/Daniel P. Mosteller
DANIEL P. MOSTELLER
Trial Attorney
United States Department of Justice
Civil Rights Division
Housing and Civil Enforcement Section
950 Pennsylvania Avenue, N.W. - NWB
Washington, DC 20530
Tel.: (202) 514-4713
Fax: (202) 514-1116
Daniel.Mosteller@usdoj.gov

For Defendant Ally Financial Inc.:

s/ with consent of Robert A. Neaton
ROBERT A. NEATON
General Counsel - Automotive Finance
Ally Financial Inc.
200 Renaissance Center
Detroit, Michigan 48265-2000
P41451

For Defendant Ally Bank:

s/ with consent of Hu A. Benton
HU A. BENTON
General Counsel
Ally Bank
6985 Union Park Center
Midvale, Utah 84047

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